SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SU Group Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7th Floor, The Rays No. 71 Hung To Road, Kwun Tong Kowloon, Hong Kong Telephone: +852 2341-8183
(Address, including zip code, of Principal Executive Offices)

2024 Equity Incentive Plan, as amended

(Full Title of the Plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

Telephone: (302) 738-6680

(Name, Address and telephone number of Agent for Service)

Copies To:

Daniel D. Nauth Nauth LPC 217 Queen Street W, Toronto, ON M5H 1P4 Canada +1 (416) 477-6031

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 400,000 Class A ordinary shares (the “Ordinary Shares”) of SU Group Holdings Limited (the “Company” or the “Registrant”) that may be issued pursuant to the Registrant’s 2024 Equity Incentive Plan, as amended (the “Amended Plan”), which amends the plan to increase the number of shares available for issuance and to make certain other modifications. The Registrant previously registered 1,000,000 ordinary shares for issuance under the 2024 Equity Incentive Plan pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on November 20, 2024 (File No. 333-2833354). The Registrant effected a 1-for-10 reverse stock split (“Reverse Stock Split”), an increase in its authorized share capital (“Share Capital Increase”), and an alteration to its share capital structure (“Share Capital Alteration”), all of which became effective on August 25, 2025 at 12:01 am ET, pursuant to which the Registrant’s 1,000,000 ordinary shares were adjusted to 100,000 Class A Ordinary Shares.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to the participants in the 2024 Equity Incentive Plan, as amended, of the Company pursuant to Rule 428(b)(1). Such document(s) are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC are hereby incorporated by reference:

1)	The contents of the earlier registration statement on Form S-8 relating to the 2024 Equity Incentive Plan, previously filed with the SEC on November 20, 2024 (File No. 333-283354);

2)	The Registrant’s annual report for the fiscal year ended September 30, 2024, on Form 20-F filed with the SEC on January 28, 2025;

3)	The Registrant’s registration statement on Form F-3 filed with the SEC on February 12, 2025;

4)	The Registrant’s current reports on Form 6-K, filed with the SEC on March 25, 2025, June 30, 2025, July 8, 2025, August 4, 2025, August 20, 2025, August 29, 2025, September 19, 2025, October 2, 2025; and

5)	the description of the Ordinary Shares incorporated by reference in the Registrant’s registration statement on Form 8-A, as amended (File No. 001-41927) filed with the SEC on January 23, 2024, and in Exhibit 99.1 of Form 6-K filed with the SEC on July 8, 2025, including any amendment and report subsequently filed for the purpose of updating that description.

All other reports and documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated articles of association, adopted by special resolution on November 21, 2023, and further amended by special resolution on August 1, 2025, which took effect on August 25, 2025, provide that the Registrant may indemnify its directors, secretary, other officers (including any alternate director appointed pursuant to the provisions of the amended and restated articles of association), and the personal representatives of the same (each an “Indemnified Person”) from and against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default, or fraud, in or about the conduct of the Registrant's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities, or discretions. This includes, without prejudice to the generality of the foregoing, any costs, expenses, losses, or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court, whether in the Cayman Islands or elsewhere, and such indemnification shall be made out of the assets and profits of the Registrant.

Pursuant to the director offer letter between the Registrant and its directors, the form of which was filed as Exhibit 10.7 to the Registrant’s registration statement on Form F-1, (File No. 333-275705), as amended, initially filed with the SEC on November 22, 2023 (the “Form F-1”), the Registrant has agreed to indemnify its directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of being a director of the Registrant.

The underwriting agreement, the form of which was filed as Exhibit 1.1 to the registration statement on the Form F-1, also provides for indemnification by the underwriters of the Registrant and its directors and officers for certain liabilities, but only to the extent that such liabilities are caused in reliance upon, and in strict conformity with the underwriters’ information in such registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Registrant’s Specimen Certificate for Ordinary Shares

4.2	Amended and Restated Memorandum and Articles of Association (incorporated herein by reference to Exhibit 1.1 to the Registrant’s annual report for the fiscal year ended September 30, 2023, on Form 20-F filed with the SEC on January 31, 2024)

4.3	Amended and Restated Memorandum and Articles of Association, as amended by special resolution on August 1, 2025, and which took effect on August 25, 2025

5.1	Opinion of Conyers Dill & Pearman (regarding validity of Ordinary Shares being registered)

10.1	SU Group Holdings Limited 2024 Equity Incentive Plan, as amended

23.1	Consent of Conyers Dill & Pearman (included in its opinion filed as Exhibit 5.1)

23.2	Consent of Marcum Asia CPAs LLP

24.1	Power of Attorney (included in the signature page hereto)

107	Filing Fee Table

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A(1)(a) and A(1)(b) above shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on this 17th day of October, 2025.

SU Group Holdings Limited

By:	/s/ Chan Ming Dave
Name:	Chan Ming Dave
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Chan Ming Dave as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date

/s/ Chan Ming Dave	Chairman and Chief Executive Officer	October 17, 2025
Chan Ming Dave	(Principal Executive Officer)

/s/ Kong Wing Fai	Director and Chief Financial Officer	October 17, 2025
Kong Wing Fai	(Principal Financial and Accounting Officer)

/s/ Koo Lon Tien	Chief Operating Officer	October 17, 2025
Koo Lon Tien

/s/ To Hoi Pan	Independent Director	October 17, 2025
To Hoi Pan

/s/ Mark Allen Brisson	Independent Director	October 17, 2025
Mark Allen Brisson

/s/ Tse Sui Man	Independent Director	October 17, 2025
Tse Sui Man

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of SU Group Holdings Limited has signed this Registration Statement or amendment thereto on this 17th day of October, 2025.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director